SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2017

MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3616 Far West Blvd., #117-321

Austin, Texas 78731

(Address of principal executive offices)

Registrant's telephone number, including area code: (855) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On March 4, 2017, MMEX Resources Corporation (the “Company”) entered into an agreement with Maple Resources Corporation (“Maple”), a related party, to acquire all of Maple’s right, title and interest (the “Rights”) in plans to build a $450 million, 50,000 barrels per day capacity crude oil refinery in Pecos County, Texas (the “ Refinery Transaction” or the “Project”). Pursuant to the Refinery Transaction, the Company agreed to acquire the Rights in exchange for the issuance of 7,000,000,000 new common shares (the “Purchased Shares”).

Completion of the Project is subject to the receipt of required governmental permits and completion of required debt and equity financing. The Company has previously incurred continuous losses from operations, has an accumulated deficit of approximately $30 million, a total stockholders’ deficit of approximately $2.9 million and has reported negative cash flows from operations since inception. In addition, the Company does not currently have the cash resources to meet its operating commitments for the next twelve months. The Company’s ability to continue as a going concern and ability to meet the ongoing requirements for capital investment to implement its business plan must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company intends to operate. There can be no assurance that the Company will be successful in its efforts to raise additional debt or equity capital.

Item 3.02 Unregistered Sales of Equity Securities

The Refinery Transaction provides for the Company to issue the Purchased Shares in two tranches, of which the First Tranche of 1,500,000,000 shares was issued on March 4, 2017. The Second Tranche of 5,500,000,000 shares are to be issued once the Company Articles of Incorporation are amended to increase the number of authorized shares of common stock, as more particularly described below. In addition, the Second Tranche amount of shares will be adjusted (up or down) subject to valuation of the Refinery Transaction by a third party outside consultant. The issuance of the shares pursuant to the Refinery Transaction is exempt from registration pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933.

In order to issue the requisite number of shares contemplated by the Refinery Transaction and such other funding of the Company as may be required, the holders of a majority of the Company’s common stock have approved an amendment and restatement of the Articles of Incorporation to provide for an increase in the authorized shares of common stock from 3,000,000,000 to 10,000,000,000 shares. In addition, the Articles of Incorporation will be amended to provide for two classes of common shares: (i) Class A Shares, having one vote per share, and (ii) Class B Shares, with 10 votes per share. All of the outstanding shares of Common Stock will be reclassified as Class A Shares, except that all of the Purchased Shares will be Class B Shares. Other than the provisions of the voting rights, the two classes of shares of common stock will have equal terms and conditions. We will file a subsequent report on Form 8-K when the amended and restated Articles of Incorporation have been filed with the Secretary of State of Nevada.

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We previously reported that on October 28, 2016, the Company had entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Rockwell Capital Partners, Inc. (“RCP”) and that, pursuant to the Settlement Agreement, RCP would exchange certain payables/claims for a settlement amount payable in common shares of the Company. We have issued a cumulative aggregate of 489,000,000 common shares pursuant to the Settlement Agreement and, as of March 9, 2017, have terminated any further obligation to issue shares pursuant to the Settlement Agreement. The issuance of the shares under the Settlement Agreement was exempt from registration pursuant to exemption provided by Section 3(a) (10) of the Securities Act of 1933, by virtue of the October 2016 order of a circuit court in Florida confirming the fairness of the terms of the Settlement Agreement.

Item 5.07 Submission of Matters to a Vote of Security Holders

On March 7, 2017, the holders of more than 50.1% of the outstanding shares of common stock of the Company executed their written consent in lieu of special meeting as to the proposed amendment and restatement of the Articles of Incorporation described above.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

1.1	MMEX Resources Corporation and Maple Resources Corporation Stock Purchase Agreement.

99.1	Press Release dated March 7, 2017 “MMEX Resources announces plan to build $450 million refinery in Permian Basin 50,000 barrels per day capacity state-of-the-art facility intends to leverage existing infrastructure, bring economic benefits to Fort Stockton, Texas area”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Resources Corporation

Date: March 10, 2017	By:	/s/ Jack W. Hanks
Jack W. Hanks
President and Chief Executive Officer

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